Exhibit 6

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Three Months Ended March 31, 2020

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-54
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-25
D. Financial Risk Management	26-50
E. Fair Value Disclosure	51-54

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the three months ended March 31, 2020

		For the three months ended March 31, 2020 (unaudited)	For the three months ended March 31, 2019 (unaudited)

In thousands of US Dollars	Note

Interest income	C1	104,224	90,151
Interest expense	C1	(14,813)	-

Net interest income		89,411	90,151

Net fee and commission income	C2	2,780	2,508
Net gain on financial instruments measured at fair value through profit or loss	C3	39,325	22,718
Net loss on financial instruments measured at amortized cost	C8	(325)	-
Impairment provision		(47,255)	(2,714)
General and administrative expenses	C4	(32,806)	(25,010)
Net foreign exchange (loss)/gain		(150)	110

Operating profit for the period		50,980	87,763

Accretion of paid-in capital receivables	C9	2,309	15,042

Net profit for the period		53,289	102,805

Other comprehensive income
Items will not be reclassified to profit or loss Unrealized gain on fair-valued borrowings arising from changes in own credit risk	C11	21,500	-

Total comprehensive income		74,789	102,805

Attributable to:
Equity holders of the Bank		74,789	102,805

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at March 31, 2020

In thousands of US Dollars	Note	March 31, 2020 (unaudited)	Dec. 31, 2019 (audited)

Assets
Cash and cash equivalents	C5	1,955,347	3,113,763
Term deposits and certificates of deposit	C5	13,701,330	11,864,578
Investments at fair value through profit or loss	C6	4,132,844	4,096,263
Loan investments, at amortized cost	C7	2,384,832	2,272,950
Bond investments, at amortized cost	C8	469,405	479,767
Paid-in capital receivables	C9	550,806	748,267
Derivative assets	C12	194,026	49,987
Funds deposited for cofinancing arrangements		5,258	787
Intangible assets		1,717	1,934
Other assets	C10	5,424	3,348

Total assets		23,400,989	22,631,644

Liabilities
Borrowings	C11	3,073,155	2,557,324
Derivative liabilities	C12	313	-
Prepaid paid-in capital		400	600
Other liabilities	C13	264,211	87,549

Total liabilities		3,338,079	2,645,473

Members’ equity
Paid-in capital	C14	19,345,700	19,343,700
Reserves
Accretion of paid-in capital receivables		(13,429)	(15,688)
Unrealized gain on fair-valued borrowings arising from changes in own credit risk	C11	21,500	-
Retained earnings		709,139	658,159

Total members’ equity		20,062,910	19,986,171

Total liabilities and members’ equity		23,400,989	22,631,644

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the three months ended March 31, 2020

					Reserves
In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity

Jan. 1, 2019		96,339,700	(77,071,700)	19,268,000	(70,481)	-	314,899	19,512,418
Capital subscription and contribution		64,100	(51,300)	12,800	-	-	-	12,800

Net profit for the period		-	-	-	-	-	102,805	102,805

Paid-in capital receivables - accretion effect		-	-	-	(652)	-	-	(652)

Transfer of accretion	C9	-	-	-	15,042	-	(15,042)	-

March 31, 2019 (unaudited)	C14	96,403,800	(77,123,000)	19,280,800	(56,091)	-	402,662	19,627,371

Jan. 1, 2020		96,718,400	(77,374,700)	19,343,700	(15,688)	-	658,159	19,986,171
Capital subscription and contribution		10,000	(8,000)	2,000	-	-	-	2,000

Net profit for the period		-	-	-	-	-	53,289	53,289

Other comprehensive income		-	-	-	-	21,500	-	21,500

Paid-in capital receivables - accretion effect		-	-	-	(50)	-	-	(50)

Transfer of accretion	C9	-			2,309	-	(2,309)	-

March 31, 2020 (unaudited)	C14	96,728,400	(77,382,700)	19,345,700	(13,429)	21,500	709,139	20,062,910

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the three months ended March 31, 2020

In thousands of US Dollars	Note	For the three months ended March 31, 2020 (unaudited)	For the three months ended March 31, 2019 (unaudited)

Cash flows from operating activities
Net profit for the period		53,289	102,805
Adjustments for:
Interest income from term deposits and certificates of deposit		(73,192)	(73,323)
Interest expense for borrowings		14,803	-
Accrued interest on funds deposited for cofinancing arrangements		(3)	(16)
Accretion of paid-in capital receivables	C9	(2,309)	(15,042)
Net gain on financial instruments measured at fair value through profit or loss	C3	(32,239)	(2,892)
Impairment provision		47,255	2,714
Depreciation and amortization		220	166
Increase in loan investments	C7	(130,930)	(195,332)
Increase in bond investments	C8	(7,287)	-
Increase in funds deposited for cofinancing arrangements		(4,468)	(4,314)
Net cash paid for derivatives		(12,716)	-
Increase in other assets		(1,583)	(1,438)
Increase in other liabilities		166,104	422

Net cash from/(used in) operating activities		16,944	(186,250)

Cash flows from investing activities
Investment purchases, net	C6	(8,060)	(1,955)
Termination of Trust Fund	C6	-	3,295,167
Return of capital contributions from LP Fund	C6	116	-
Increase in term deposits and certificates of deposit		(1,825,000)	(2,252,566)
Interest received from term deposits and certificates of deposit		61,440	54,249
Intangible assets		20	(175)
Property improvements		(431)	(75)
Computer hardware		(85)	-

Net cash (used in)/from investing activities		(1,772,000)	1,094,645

Cash flows from financing activities
Proceeds from borrowings	C11	395,120	-
Capital contributions received	C9	201,520	218,496

Net cash from financing activities		596,640	218,496

Net (decrease)/increase in cash and cash equivalents		(1,158,416)	1,126,891
Cash and cash equivalents at beginning of period		3,113,763	2,252,741

Cash and cash equivalents at end of period	C5	1,955,347	3,379,632

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at March 31, 2020, the Bank’s total approved membership is 102, of which 78 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the three months ended March 31, 2020 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2019.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2019.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the three months ended March 31, 2020 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2019, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Cash Flows and the Condensed Statement of Changes in Equity is from Jan. 1, 2019 to March 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the three months ended March 31, 2020	For the three months ended March 31, 2019
Interest income
Loan investments (1)	22,082	15,464
Cash, cash equivalents, and deposits	76,664	74,687
Bond investments	5,478	-

Total interest income	104,224	90,151

Interest expense
Borrowings	(14,813)	-

Total interest expense	(14,813)	-

Net interest income	89,411	90,151

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the three months ended March 31, 2020	For the three months ended March 31, 2019
Loan commitment fee and service fee	3,171	2,709
Special Fund administration fee (Note C18)	17	17

Total fee and commission income	3,188	2,726

Cofinancing service fee	(408)	(218)

Total fee and commission expense	(408)	(218)

Net fee and commission income	2,780	2,508

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the three months ended March 31, 2020	For the three months ended March 31, 2019
Money Market Funds (Note C5)	7,086	19,826
Investments at fair value through profit or loss (Note C6)	28,637	2,892
Borrowings (Note C11)	(127,408)	-
Derivatives	131,010	-

Total	39,325	22,718

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C4	General and administrative expenses

	For the three months ended March 31, 2020	For the three months ended March 31, 2019

Staff costs	17,399	11,750
Professional service expenses	5,442	3,569
IT services	4,133	3,638
Facilities and administration expenses	2,178	2,110
Travelling expenses	1,771	2,208
Others	1,883	1,735

Total general and administrative expenses	32,806	25,010

Refer to Note C18 for details of key management remuneration.

C5	Cash, cash equivalents, and deposits with banks

	March 31, 2020	Dec. 31, 2019

Cash	-	-
Deposits with banks
- Demand deposits (1)	182,639	311,351
- Term deposits and certificates of deposit with initial maturity of less than three months	600,921	950,813
Money Market Funds (2)	1,171,787	1,851,599

Total cash and cash equivalents	1,955,347	3,113,763

Add: term deposits and certificates of deposit with initial maturity more than three months (3)	13,701,330	11,864,578

Total cash, cash equivalents, and deposits with banks	15,656,677	14,978,341

(1)

USD19.55 million of demand deposits is segregated for the purpose of investing in Asian infrastructure related bonds (Dec. 31, 2019: USD22.14 million). USD35.22 million of demand deposits is segregated for the External Managers Program (Dec. 31, 2019: USD7.85 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C5	Cash, cash equivalents, and deposits with banks (Continued)

(2)	Money Market Funds

	For the three months ended March 31, 2020	For the year ended Dec. 31, 2019

As at beginning of year/period	1,851,599	1,473,408
Additions	1,400,000	12,664,513
Disposals	(2,086,898)	(12,337,650)
Fair value gain, net	7,086	51,328
Money Market Funds	1,171,787	1,851,599

Money Market Funds (MMFs) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits and certificates of deposit with initial maturity more than three months have maturities up to 24 months. As at March 31, 2020, USD14.10 billion of term deposits and certificates of deposit has remaining maturity within 12 months (Dec. 31, 2019: USD11.66 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss

	For the three months ended March 31, 2020	For the year ended Dec. 31, 2019

As at beginning of year/period	4,096,263	3,325,484
Additions, net	8,060	4,058,278
Termination of Trust Fund (a)	-	(3,295,167)
Return of capital contributions from LP Fund	(116)	(15,108)
Disposals	-	(4,992)
Net gain of investments	28,637	27,768
Total investments at fair value through profit or loss	4,132,844	4,096,263

Analysis of investments at fair value through profit or loss:

	March 31, 2020	Dec. 31, 2019

External Managers Program (b)	4,021,812	4,018,439
Investment in Trust (c)	51,363	48,160
LP Funds and others (d)	59,669	29,664
Total investments at fair value through profit or loss	4,132,844	4,096,263

The Bank has the following investments in certain unconsolidated structured entities and investment programs:

(a)

In the prior years, the Bank placed funds with an external counterparty in a trust fund account, which reinvested the funds in a larger collective pool of investments in accordance with the investment mandate. The Bank classified this investment as a single unit of account measured at fair value through profit or loss. The Trust Fund was terminated in Jan. 2019 and funds were returned to the general treasury portfolio.

(b)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities. The portfolios are held for trading purposes and the securities are eligible for sale at any time. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	March 31, 2020	Dec. 31, 2019

Investment grade corporate bonds	2,476,694	2,180,460
Supranational bonds	734,630	628,637
Treasury bills and notes	312,535	597,393
Commercial papers	130,673	195,231
Term deposits and certificates of deposit	114,855	226,142
Other investment securities	252,425	190,576
Total	4,021,812	4,018,439

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss (Continued)

(c)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust were listed on the National Stock Exchange of India Limited on June 27, 2019. The Trust is managed by an investment manager who will make the investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

(d)

The Bank invests in limited partnership funds (“LP Funds”), which are managed by General Partners, who make all investment decision on behalf of the Limited Partners. The Bank, along with other investors, has entered into the LP Funds as a Limited Partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the General Partners. The LP Funds do not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Loan investments, loan commitments and related ECL allowance

Loan investments	March 31, 2020	Dec. 31, 2019

Gross carrying amount	2,451,292	2,320,362
ECL allowance	(66,460)	(47,412)
Net carrying amount	2,384,832	2,272,950

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor” status and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

As at March 31, 2020, USD28.67 million of the total carrying amount matures within 12 months (Dec. 31, 2019: USD26.88 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at March 31, 2020. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	March 31, 2020	Dec. 31, 2019

Loan investments, gross carrying amount	2,451,292	2,320,362
Loan commitments	5,134,675	4,576,460
	7,585,967	6,896,822
Total ECL allowance (a)	(96,531)	(66,925)
	7,489,436	6,829,897

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Loan investments, loan commitments and related ECL allowance (Continued)

During the three months ended March 31, 2020, new loan investments and loan commitments totalling USD700 million (rating from 7 to 9) have been included in the assessment of ECL at March 31, 2020.

(a)	As at March 31, 2020, the total ECL related to loan commitments is USD30.07 million (Dec. 31, 2019: USD19.51 million), and is presented as a provision in Note C13.

C8	Bond investments at amortized cost

Bond investments	March 31, 2020	Dec. 31, 2019

Gross carrying amount	490,779	483,492
ECL allowance	(21,374)	(3,725)
Net carrying amount	469,405	479,767

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost. As at March 31, 2020, the gross carrying amount of investment grade bonds (rating from 1 to 4) and noninvestment grade bonds (rating from 5 to 12) is USD173.32 million and USD317.46 million, respectively.(Dec. 31, 2019: the gross carrying amount of investment grade bonds (rating from 1 to 4) and noninvestment grade bonds (rating from 5 to 9) is USD169 million and USD314 million).

For the three months ended March 31, 2020, USD0.3 million investment loss was recognized as a result of early redemptions or disposal of certain bonds in the portfolio.

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at March 31, 2020, USD39.8 million of the gross carrying amount matures within 12 months (Dec. 31, 2019: USD47.24 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C14) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the three months ended March 31, 2020, a total discount of USD0.05 million (for the three months ended March 31, 2019: USD0.65 million) has been debited to the reserve. An amount of USD2.31 million (for the three months ended March 31, 2019: USD15.04 million) has been accreted through income in the current period.

As at March 31, 2020, overdue contractual undiscounted paid-in capital receivables amounting to USD174.73 million (Dec. 31, 2019: USD335.95 million) (Note C14) are not considered impaired.

As at March 31, 2020, USD306.22 million (Dec. 31, 2019: USD461.36 million) of the paid-in capital balance is due within 12 months.

C10	Other assets

	March 31, 2020	Dec. 31, 2019

Prepayments	3,658	2,136
Computer hardware	711	789
Property improvements	431	-
Others	624	423
Total other assets	5,424	3,348

C11	Borrowings

	March 31, 2020	Dec. 31, 2019

SEC-registered notes (a)	2,680,810	2,557,324
Global Medium-Term Notes (b)	392,345	-
Total borrowings	3,073,155	2,557,324

(a)

On May 16, 2019, the Bank issued USD2.5 billion of 5-year global notes in the debt capital markets. These notes are SEC-registered and listed on the London Stock Exchange’s regulated market. The Bank received total cash proceeds of USD2,492.95 million from the issuance. The coupon rate for these notes is 2.25% fixed per annum, and interests are paid semi-annually. The principal amount of USD2.5 billion is payable on May 16, 2024.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Borrowings (Continued)

(b)

For the three months ended March 31, 2020, the Bank issued a total of USD395 million equivalent fixed rate notes under its Global Medium-Term Note (GMTN) program through private placements. The Bank has entered into cross currency swap and interest rate swaps to hedge its currency and interest rate exposures.

The borrowings have been designated as financial liabilities at fair value through profit or loss. The Bank applies the fair value designation to borrowings that have been swapped using derivative contracts, in order to significantly reduce accounting mismatches that otherwise would have arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interests from borrowings were calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the statement of comprehensive income.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk are recognized in other comprehensive income, in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined by comparing the difference in valuation result from using the Bank’s credit spread and market-determined discount rates.

For the three months ended March 31, 2020, the fair value movements attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD21.5 million.

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the three months ended March 31, 2020.

For the three months ended March 31, 2020

As at Dec. 31, 2019	2,557,324
Changes arising from cash flows
- Proceeds from borrowings	395,120
- Interest payments	-
Non-cash changes
- Accrual of interests	14,803
- Changes in fair values included in the other comprehensive income	(21,500)
- Changes in fair values included in profit or loss (Note C3)	127,408
As at March 31, 2020	3,073,155

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Derivatives

As at March 31, 2020, the Bank has entered into several interest rate swap contracts and one cross currency swap contract. All of the swap contracts are derivative instruments and valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rate, and foreign currency rate. Net interests paid or received on these swap contracts are included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at March 31, 2020. The payments under each of the derivative contract are subject to enforceable master netting arrangements.

	As at March 31, 2020
		Fair value
	Contractual notional amount	Assets	Liabilities
Interest rate derivatives
Interest rate swaps	2,750,000	194,026	-
Cross currency swap	145,075	-	313

	As at Dec. 31, 2019
		Fair value
	Contractual notional amount	Assets	Liabilities
Interest rate derivatives
Interest rate swap	2,500,000	49,987	-

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Derivatives (Continued)

The table below presents the undiscounted net cash flows in/(out) of the swaps the Bank has entered into as at March 31, 2020 and Dec. 31, 2019.

	As at March 31, 2020
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Interest rate derivatives
Interest rate swaps	-	16,330	21,844	157,970	-	196,144
Cross currency swap	(659)	-	3,047	2,074	-	4,462

	As at Dec. 31, 2019
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Interest rate derivatives
Interest rate swap	-	(12,716)	21,814	43,033	-	52,131

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swap based on the fair value of the swaps. This amount is presented separately in the Bank’s statement of financial position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event of default by the counterparty. As at March 31, 2020, the Bank has received cash collateral of USD183.16 million (Note C13) (Dec. 31, 2019: USD49.71 million) from the counterparty of the swaps.

Due to the present limited size and collateral arrangements for the swap contracts, the counterparty valuation adjustment (CVA) and debt valuation adjustment (DVA) do not have a material impact on the derivative valuation as at March 31, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Other liabilities

	March 31, 2020	Dec. 31, 2019

Cash collateral payable (Note C12)	183,160	49,710
Payable for fund investments	33,312	-
Provision – ECL allowance (Note C7)	30,071	19,513
Accrued expenses	13,539	15,117
Staff costs payable	3,153	1,808
Deferred administration fee (Note C18)	828	845
Others	148	556
Total other liabilities	264,211	87,549

C14	Share capital

	March 31, 2020	Dec. 31, 2019

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,728,400	96,718,400
- Unsubscribed	1,818,100	1,828,100

– Unallocated	1,453,500	1,453,500

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,728,400	96,718,400
Less: callable capital	(77,382,700)	(77,374,700)
Paid-in capital	19,345,700	19,343,700

Paid-in capital comprises:
– amounts received	18,781,465	18,579,745
– amounts due but not yet received	174,725	335,945
– amounts not yet due	389,510	428,010
Total paid-in capital	19,345,700	19,343,700

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
China	297,804	29,780,400	23,824,300	5,956,100
Côte d’Ivoire	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Turkey	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Vietnam	6,633	663,300	530,600	132,700
Total	967,284	96,728,400	77,382,700	19,345,700

As at March 31, 2020, USD18,781.47 million of paid-in capital has been received from members, and USD564.24 million of paid-in capital has not yet been received.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C16	Distribution

Retained earnings as at March 31, 2020 are USD709.14 million (Dec. 31, 2019: USD658.16 million). As at March 31, 2020, USD2.31 million (Dec. 31, 2019: USD57.62 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C17	Unconsolidated structured entity

The Special Fund established and administered by the Bank based on Article 17.1 of the AOA is an unconsolidated structured entity for accounting purposes. The objective of the Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association, and other members of the Bank with substantial development needs and capacity constraints. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Fund shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The resources of the Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Fund; (b) income derived from investment of the resources of the Special Fund; and (c) funds reimbursed to the Special Fund, if any.

The full cost of administering the Special Fund is charged to that Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Special Fund bears all expenses appertaining directly to operations financed from the resources of the Special Fund.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Unconsolidated structured entity (Continued)

As at March 31, 2020, the Special Fund has aggregate contributions received amounting to USD115.5 million (Dec. 31, 2019: USD115.5 million). The Bank, acting as administrator of the Special Fund, receives administration fees equal to 1% of the amount of contributions. For the three months ended March 31, 2020, fees recognized as income amounted to USD0.017 million (for the three months ended March 31, 2019: USD0.017 million) (Note C2). As at March 31, 2020, deferred administration fees recognized as other liabilities amounted to USD0.83 million (Dec. 31, 2019: USD0.85 million).

The Bank is not obliged to provide financial support to the Special Fund.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	March 31, 2020		Dec. 31, 2019

	Key management personnel	Other related parties	Key management personnel	Other related parties

Loan investments (1)	-	249,730	-	247,408
LP Fund (2)	-	28,421	-	-
Staff loan	83	-	10	-
Other liabilities (3) (Note C13)	-	828	-	845

The income and expense items affected by transactions with related parties are as follows:

	For the three months ended March 31, 2020		For the three months ended March 31, 2019

	Key management personnel	Other related parties	Key management personnel	Other related parties

Income from loan investments	-	2,323	-	906
Net (loss) of LP Fund	-	(4,891)	-	-
Income from Special Fund (Administration Fee)	-	17	-	17

(1)  Loan investments

The Bank approved a USD250 million term loan facility to a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China in 2017. This loan facility has been fully disbursed in the year of 2019. The Bank entered into the agreement with the borrower in the ordinary course of business under normal commercial terms and at market rates. This loan facility has been guaranteed by a commercial bank.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions (Continued)

(2)

In July 2019, the Bank approved a USD75 million investment into a limited partnership Fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government of China and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at March 31, 2020, the fair value of the Bank’s interest in the Fund is USD28.42 million.

(3)	Other liabilities relate to the Special Fund administration fee (Note C17).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the three months ended March 31, 2020 and the year ended Dec. 31, 2019, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD1.07 million (for the three months ended March 31, 2019: USD0.92 million) and defined contribution plans of USD0.20 million (for the three months ended March 31, 2019: USD0.17 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and temporary office accommodation to the Bank, free of charge.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the three months ended March 31, 2020, and March 31, 2019.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the three months ended March 31, 2020			For the three months ended March 31, 2019
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total

Central Asia	-	225	225	-	194	194
Eastern Asia	2,323	-	2,323	906	-	906
South-eastern Asia	230	1,856	2,086	277	1,378	1,655
Southern Asia	704	6,120	6,824	372	4,505	4,877
Western Asia	3,111	8,118	11,229	447	7,963	8,410
Asia	6,368	16,319	22,687	2,002	14,040	16,042
Non-Asia	2,381	185	2,566	2,131	-	2,131
Total	8,749	16,504	25,253	4,133	14,040	18,173

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C20	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its Risk Appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board reviews and supports the Bank’s risk appetite and approves top down risk allocation, limits and key risk policies.

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury portfolio includes cash and deposits with banks, MMFs, and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits and certain money market funds that invest in high credit quality securities.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments and deposit placing activities. The counterparties could default on their contractual obligations or the carrying value of the Bank’s investments could become impaired due to increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor’s (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at March 31, 2020, the rating of sovereign-backed loans ranges from 2 to 10 and the related range of annualized probability of default (“PD”) is 0.10%-8.67% (Dec. 31, 2019: rating ranges from 2 to 10 with annualized PD ranging from 0.10%-8.67%).

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign-backed loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at March 31, 2020, the rating of nonsovereign-backed loans ranges from 1 to 10 and the related annualized PD is 0.03%-8.67% (Dec. 31, 2019: rating ranges from 1 to 10 with annualized PD ranging from 0.03%-8.67%).

•	Investment in Trust, LP Funds and others

As at March 31, 2020, the investment operations portfolio includes investment in Trust, LP Funds and others described in Note C6. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

•	Bond investments

As at March 31, 2020, the investment operations portfolio includes bond portfolio investments described in Note C8. The investments are measured at amortized cost and subject to ECL assessment.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single-A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at March 31, 2020, counterparties of the treasury portfolio have credit ratings of single-A or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the investments in the treasury portfolio for the three months ended March 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

The Bank has counterparty credit risk through the transaction of derivatives to hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives are managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the gross carrying amount and commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	March 31, 2020			Dec. 31, 2019
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL

Sovereign-backed loans	1,843,484	4,962,621	(79,531)	1,730,200	4,436,664	(56,443)
Nonsovereign-backed loans	607,808	172,054	(17,000)	590,162	139,796	(10,482)
Loan investments	2,451,292	5,134,675	(96,531)	2,320,362	4,576,460	(66,925)
Bond investments	490,779	-	(21,374)	483,492	-	(3,725)
Total	2,942,071	5,134,675	(117,905)	2,803,854	4,576,460	(70,650)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	March 31, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Central Asia	86,933	-	86,933	87,405	-	87,405
Eastern Asia	-	-	-	-	-	-
Southeastern Asia	248,036	939,668	1,187,704	1,188,443	-	1,188,443
Southern Asia	2,562,930	384,502	2,947,432	2,426,219	384,952	2,811,171
Western Asia	1,419,362	865,166	2,284,528	914,643	865,264	1,779,907
Asia	4,317,261	2,189,336	6,506,597	4,616,710	1,250,216	5,866,926
Non-Asia	299,508	-	299,508	299,938	-	299,938
Subtotal	4,616,769	2,189,336	6,806,105	4,916,648	1,250,216	6,166,864

	March 31, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	917	-	917	1,039	-	1,039
Eastern Asia	-	-	-	-	-	-
Southeastern Asia	300	8,790	9,090	99	-	99
Southern Asia	760	41,940	42,700	907	29,731	30,638
Western Asia	1,600	24,997	26,597	824	23,796	24,620
Asia	3,577	75,727	79,304	2,869	53,527	56,396
Non-Asia	226	-	226	47	-	47
Subtotal	3,803	75,727	79,530	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	March 31, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Central Asia	-	-	-	-	-	-
Eastern Asia	249,730		249,730	247,408	-	247,408
Southeastern Asia	19,224		19,224	18,994	-	18,994
Southern Asia	88,211		88,211	88,732	-	88,732
Western Asia	95,675	185,164	280,839	227,691	-	227,691
Asia	452,840	185,164	638,004	582,825	-	582,825
Non-Asia	115,367	26,491	141,858	119,851	27,282	147,133
Subtotal	568,207	211,655	779,862	702,676	27,282	729,958
Total	5,184,976	2,400,991	7,585,967	5,619,324	1,277,498	6,896,822

	March 31, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	-	-	-	-	-	-
Eastern Asia	127	-	127	18	-	18
Southeastern Asia	332	-	332	479	-	479
Southern Asia	388	-	388	262	-	262
Western Asia	1,204	11,006	12,210	1,191	-	1,191
Asia	2,051	11,006	13,057	1,950	-	1,950
Non-Asia	1,195	2,749	3,944	2,050	6,482	8,532
Subtotal	3,246	13,755	17,001	4,000	6,482	10,482
Total	7,049	89,482	96,531	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	March 31, 2020			Dec. 31, 2019
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Investment grade	2,125,589	939,667	3,065,256	3,069,081	-	3,069,081
Noninvestment grade (a)	2,491,180	1,249,669	3,740,849	1,847,567	1,250,216	3,097,783
Subtotal	4,616,769	2,189,336	6,806,105	4,916,648	1,250,216	6,166,864

Nonsovereign-backed loans
Investment grade	249,730	-	249,730	247,408	-	247,408
Noninvestment grade (b)	318,477	211,655	530,132	455,268	27,282	482,550
Subtotal	568,207	211,655	779,862	702,676	27,282	729,958
Total	5,184,976	2,400,991	7,585,967	5,619,324	1,277,498	6,896,822

(a)

For the noninvestment grade sovereign-backed loan exposures as at March 31, 2020, balances of USD2,610 million have internal ratings ranging from 5 to 7 (Dec. 31, 2019: USD2,006 million), and balances of USD1,131 million have internal ratings ranging from 8 to 12 (Dec. 31, 2019: USD1,092 million).

(b)

For the noninvestment grade nonsovereign-backed loan exposures as at March 31, 2020, balances of USD234 million have internal ratings ranging from 5 to 7, and balances of USD296 million have internal ratings ranging from 8 to 12 (Dec. 31, 2019: balances of USD175 million have internal ratings ranging from 5 to 7, and balances of USD307 million have internal ratings ranging from 8 to 12).

The energy sector continued to present the largest share of the Bank’s sectoral loan investments and loan commitments as at March 31, 2020. This was followed by transportation, water, urban, finance, and other sectors.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at March 31, 2020, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the statement of financial position. The maximum exposure to credit risk from the undrawn loan commitments as at March 31, 2020 is USD5,135 million (Dec. 31, 2019: USD4,576 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	March 31, 2020	Dec. 31, 2019

Guaranteed by sovereign members	2,218,145	2,013,863
Guaranteed by nonsovereign entities	364,629	367,915
Unguaranteed (a)	5,003,193	4,515,044
Total	7,585,967	6,896,822

(a)	The unguaranteed loan investments mainly represent sovereign-backed loans and loan commitments granted to member countries.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at March 31, 2020, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments. There was no other credit enhancement held as at March 31, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	4,916,648	1,250,216	6,166,864
New loans and commitments originated	640,000	-	640,000
Repayments	(506)	-	(506)
Cancellations	-	-	-
Movement in net transaction costs, fees, and related income through EIR method	294	(547)	(253)
Transfer to stage 1	-	-	-
Transfer to stage 2	(939,677)	939,677	-
As at March 31, 2020	4,616,769	2,189,336	6,806,105

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	2,916	53,527	56,443
Additions	260	-	260
Change in risk parameters (1)	715	13,410	14,125
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(88)	8,790	8,702
As at March 31, 2020	3,803	75,727	79,530

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	702,676	27,282	729,958
New loans and commitments originated	60,000	-	60,000
Repayment of loans	(7,866)	(363)	(8,229)
Movement in net transaction costs, fees, and related income through EIR method	(1,439)	(428)	(1,867)
Transfer to stage 1	-	-	-
Transfer to stage 2	(185,164)	185,164	-
As at March 31, 2020	568,207	211,655	779,862

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	4,000	6,482	10,482
Additions	4,361	-	4,361
Change in risk parameters (1)	(504)	(3,734)	(4,238)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(4,611)	11,007	6,396
As at March 31, 2020	3,246	13,755	17,001

Total gross carrying amount of loans and exposure of loan commitments as at March 31, 2020	5,184,976	2,400,991	7,585,967

Total ECL allowance as at March 31, 2020	7,049	89,482	96,531

(1)	The change in the loss allowance is due to change in the PD, LGD and exposure at default (EAD) used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments
	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2020	427,956	55,536	-	483,492
New bond investments	30,833	-	-	30,833
Accrual and amortization	(11,118)	12,366	-	1,248
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(231,003)	231,003	-	-
Transfer to stage 3 (2)	(15,264)	-	15,264	-
Derecognition	(11,540)	(13,254)	-	(24,794)
As at March 31, 2020	189,864	285,651	15,264	490,779

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2020	1,635	2,090	-	3,725
Additions	43	-	-	43
Change in risk parameters	203	1,573	-	1,776
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(622)	8,546	-	7,924
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(395)	-	8,337	7,942
Released provisions for derecognized bonds	(1)	(35)	-	(36)
As at March 31, 2020	863	12,174	8,337	21,374

(2)

As at March 31, 2020, the Bank held bonds from two issuances by the same issuer that was assessed to be in credit distress and likely to enter into restructuring or default. Therefore, the bonds were assessed as “credit impaired” and downgraded to Stage 3. Subsequent to the end of the quarter, the issuer entered into voluntary administration with intention of debt restructuring and recapitalization of their business. As of the date of publication of the financial statements, the observable market prices for these bonds have further decreased compared with those at March 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL “three-stage” model for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

●

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in “Stage 1”, and has its credit risk continuously monitored by the Bank;

●	If it has experienced SICR since initial recognition, the financial instrument is moved to “Stage 2”, but is not yet deemed to be credit impaired;
●	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

●	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination;
-	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1-12 in the AIIB’s Internal Rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has a SICR since origination, which is reflected in Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans, they receive the internal rating of the sovereign. AIIB subscribes to macroeconomic data services and primarily leverages on the analysis of three of the main international credit rating agencies (ICRAs) and assesses the impact on internal ratings of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions;

(ii)

For nonsovereign -backed loans, the internal rating is calculated using specific scorecards developed for AIIB by S&P based on the type of transaction: project finance, corporate finance and financial institutions. Each scorecard contains specific credit risk factors and weights relevant to the type of transaction; and

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the AIIB Internal Rating scale; however, if no rating available, AIIB prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

●	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/monitoring; and
-	Changes in payment behavior.

●	Backstop

-	30 days past due.

●	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

-	significant financial difficulty of the issuer or the borrower;
-	a breach of contract, such as a default or past due event;
-

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

-	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (vi)) is also being applied for assessing credit impaired financial assets.

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month ECL =

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (LGD) ranges from 15% to 40% in the case of sovereign-backed loans and on a case-by-case basis from 25% to 85% for nonsovereign-backed loans and bonds, based upon a new methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

3.	Exposure at Default (EAD) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

4.

The above calculation is performed for three different scenarios. The weights (Ws) of the three scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios. The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

●	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL =

1)	ECLt is the ECL calculated for each year t until its final maturity n using the formula: ECLt = , where Ws is the weight of each scenario – 46.6%% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t- 1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on USD LIBOR swap curve plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

●	Macro Scenario development

-	Three Macro Scenarios – Baseline, Good, Bad. Each scenario is forecasted for three years.
-

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

-	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

●	Establishment of TTC PD

-	TTC PD is calculated based on each borrower’s internal AIIB rating.

●	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

●	Failure to make a payment (“payment default”) – 180 days past due for sovereign-backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
●	Breach of specific covenants that trigger a default clause.
●	Default under a guarantee or collateral or other support agreements.
●	Failure to pay a final judgment or court order.
●	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vi) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(vii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL

During the three months ended March 31, 2020, the Bank updated the LGDs for sovereign and nonsovereign transactions. The new methodology provides a more robust estimation of the LGDs by increasing segmentation and identifying primary drivers of both sovereign and nonsovereign LGDs, thus providing a better estimation of the credit risk and ECLs by transaction.

In summary, the new LGD methodology for sovereign-backed loans ranges from 15% to 40%, as compared to the previous LGD that was set at 30%. The new LGD for each sovereign-backed loan is based on an internal assessment of (i) AIIB’s preferential creditor status, and (ii) the member’s ability to resume payments in case of a default, which in turn is assessed by (a) level of development of the economy and (b) ratio of total debt with MDBs by total sovereign debt. The new LGD methodology for nonsovereign-backed loans and bond transactions ranges from 25% to 70% for senior, and up to 85% to subordinated obligations, as compared to previous LGD set at 70%. The new LGD methodology takes into consideration the structure (seniority, security, etc.), type (project, corporate or financial institution) as well as the stage (construction, operation, etc.) of the transaction and incorporates jurisdiction adjustments for higher-risk countries.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(vii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL (Continued)

Given that the increased volatility and uncertainties arising from the COVID-19 pandemic, the Bank updated the macroeconomic variables and forecasts under the baseline, upside and downside scenarios. These variables include GDP growth, unemployment rate and oil price as the key indicators whose forecasts are most closely monitored and frequently updated by many intelligence organizations to adapt the fast-changing outlook. Equity index was previously used as one of the macroeconomic variables for some countries; however, the quality of equity index forecasts, particularly for emerging and developing economies, are largely undermined given the heightened uncertainty around the current economic conditions.

The impact of these changes, i.e. LGDs and selection of macroeconomic variables, was estimated as at Dec. 31, 2019, with the portfolio data and macroeconomic forecasts estimated prior to COVID-19 pandemic. The new LGDs would have resulted in a reduction of 3.4% of total ECL, while the change of macroeconomic variables, would have resulted in an increase of 5.9% of total ECL as at Dec. 31, 2019.

Hence, changes in the key assumptions adopted by the Bank did not significantly alter the ECL. The overall increase in ECL for loans and bonds from USD70.65 million as at Dec. 31, 2019 to USD117.91 million as at March 31, 2020 results from the increase in credit risk and deterioration of the macroeconomic scenarios and forecasts due to COVID-19 pandemic.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars as well as some of local currencies. The nondollar lending exposures will be hedged through swaps or other hedging mechanisms. As at March 31, 2020, all current loan exposures are in US Dollars, the currency risk is not material for the Bank. A currency table for the main financial assets and financial liabilities is set out below:

As at March 31, 2020	USD	Other currencies	Total
	USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents	1,950,851	4,496	1,955,347
Term deposits and certificates of deposit	13,701,330	-	13,701,330
Investments at fair value through profit or loss	4,072,531	60,313	4,132,844
Funds deposited for cofinancing arrangements	5,258	-	5,258
Loan investments, at amortized cost	2,384,832	-	2,384,832
Bond investments, at amortized cost	469,405	-	469,405
Paid-in capital receivables	550,806	-	550,806
Derivative assets	194,026	-	194,026
Total financial assets	23,329,039	64,809	23,393,848
Borrowings	(2,928,034)	(145,121)	(3,073,155)
Derivative liabilities	(313)	-	(313)
Other liabilities	(183,160)	-	(183,160)
Total financial liabilities	(3,111,507)	(145,121)	(3,256,628)
Net currency exposure (1)	20,217,532	(80,312)	20,137,220

(1)	GMTN notes issued in non-USD currencies have been swapped to USD in order to manage currency exposure for the Bank.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2019	USD	Other currencies	Total
	USD equivalent
Financial assets and Financial liabilities
Cash and cash equivalents	3,109,627	4,136	3,113,763
Term deposits and certificates of deposit	11,864,578	-	11,864,578
Investments at fair value through profit or loss	4,040,672	55,591	4,096,263
Funds deposited for cofinancing arrangements	787	-	787
Loan investments, at amortized cost	2,272,950	-	2,272,950
Bond investments, at amortized cost	479,767	-	479,767
Paid-in capital receivables	748,267	-	748,267
Derivative assets	49,987	-	49,987
Total financial assets	22,566,635	59,727	22,626,362
Borrowings	(2,557,324)	-	(2,557,324)
Other liabilities	(49,710)	-	(49,710)
Total financial liabilities	(2,607,034)	-	(2,607,034)
Net currency exposure	19,959,601	59,727	20,019,328

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise. The Bank is primarily exposed to interest rate risk through liquidity portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the liquidity portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s liquidity portfolio and investment operation portfolio remains relatively short term as at March 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

The COVID-19 pandemic has had an adverse impact on the global economic growth and the increase in market volatilities. Due to the short duration of the liquidity portfolio, lower interest rates and yields will be crystalized quickly which will in turn introduce volatility to the Bank’s net income. To counteract these effects, the Bank will pursue several lines of actions including the acceleration of the build-up of the bond portfolio and further diversification of the term deposit portfolio. The liquidity portfolio duration is expected to increase with such actions but will continue to be managed within the duration limit in place.

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in AIIB’s funding cost. The Bank does not match the maturity of its funding with that of its fixed spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through two technical components of the fixed spread loan pricing, i.e. the risk premium and projected funding spread to LIBOR.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. Currently, all loans of the Bank are subject to floating 6-month LIBOR, whilst the Bank uses interest rate swap to convert liabilities into floating 3-month LIBOR. As such, the Bank is exposed to unfavorable movements in the spread between 3-month versus 6-month LIBOR. The Bank also hedges all foreign currency issuance back to USD with cross currency swaps, while eliminating foreign exchange risk, the Bank is exposed to unfavorable movements in the cross currency basis.

The discontinuance of LIBOR and the transition to alternative reference rates also presents risks to the financial instruments the Bank holds. The Bank’s funding and lending agreements provide for certain fall back arrangements in the event that published LIBOR benchmarks become unavailable, including the possibility that the rate of interest could be set to a successor rate. The risk related to the transition might include possible asset liability mismatches and potential impacts on financial results from changes in asset and liability pricing and the calculation of interest. The Bank has established LIBOR transition governance and an active working group to execute the transition plan.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years. In practice, actual liquidity levels will be maintained at least 20% higher than the required policy level to provide flexibility for meeting operational cash flow and in accessing funding markets. In addition, the Bank maintains an adequate stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario, and periodically conducts stress tests to ensure that it can meet its payment obligations in the absence of market access for a period of 12 months.

Below sets out the remaining contractual maturities for the main financial liabilities:

As at March 31, 2020	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Financial liabilities
Borrowings	-	(28,125)	(32,876)	(2,952,651)	-	(3,013,652)
Other liabilities (1)	(183,160)	-	-	-	-	(183,160)

As at Dec. 31, 2019	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Financial liabilities
Borrowings	-	-	(55,937)	(2,696,875)	-	(2,752,812)
Other liabilities (1)	(49,710)	-	-	-	-	(49,710)

Accrued expenses are generally payable within 12 months.

(1)	Other liabilities represent collateral held in relation to interest rate swaps that becomes repayable dependent on daily movements in interest rates.

Refer to Note C12 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Operational risk

The Bank defines Operational Risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves, and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves, and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management (Continued)

Disclosure for fund and other equity investments

The Bank’s investments in Limited Partnership funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C6 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as Limited Partnership funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have both following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the predetermined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at March 31, 2020, such investments in Limited Partnership funds and other fund investments, amounting to USD111.03 million, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the statement of financial position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the period ended March 31, 2020.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the statement of financial position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	March 31, 2020		Dec. 31, 2019

	Carrying amount	Fair value	Carrying amount	Fair value

Financial instruments

Term deposits and certificates of deposit	13,701,330	13,705,144	11,864,578	11,865,923

Loan investments, at amortized cost	2,384,832	2,402,148	2,272,950	2,291,466

Bond investments, at amortized cost	469,405	435,411	479,767	486,834

Paid-in capital receivables	550,806	560,003	748,267	750,683

As at March 31, 2020, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the statement of financial position at their fair value:

As at March 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,652,358	369,454	-	4,021,812
- Investment in Trust	-	-	51,363	51,363
- LP Funds and others	-	-	59,669	59,669
Money Market Funds	-	1,171,787	-	1,171,787
Derivative assets	-	194,026	-	194,026

Total financial assets	3,652,358	1,735,267	111,032	5,498,657

Borrowings	-	(3,073,155)	-	(3,073,155)
Derivative liabilities	-	(313)	-	(313)

Total financial liabilities	-	(3,073,468)	-	(3,073,468)

As at Dec. 31, 2019
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers
- Program	3,481,437	537,002	-	4,018,439
- Investment in Trust	-	-	48,160	48,160
- LP Funds and others	-	-	29,664	29,664
Money Market Funds	-	1,851,599	-	1,851,599
Derivative assets	-	49,987	-	49,987

Total financial assets	3,481,437	2,438,588	77,824	5,997,849

Borrowings	-	(2,557,324)	-	(2,557,324)

Total financial liabilities	-	(2,557,324)	-	(2,557,324)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the three months ended March 31, 2020.

	Investment in Trust	LP Funds and others	Total

As at Dec. 31, 2019	48,160	29,664	77,824
Additions	-	35,682	35,682
Return of capital contributions	-	(116)	(116)
Fair value gain/(loss), net	3,203	(5,561)	(2,358)

As at March 31, 2020	51,363	59,669	111,032

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. External Managers Program has been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Fund and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP fund and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the period (for the year ended Dec. 31, 2019: same).